Exhibit 99.1

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Thomas E. Wirth—President & Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com
FELDMAN MALL PROPERTIES, INC. ANNOUNCES MOVE
TO OTC MARKET
GREAT NECK, NY— June 30, 2008
Feldman Mall Properties, Inc. (NYSE:FMP) announced today that it intends to commence trading on the Over the Counter Market (OTC Bulletin Board) effective July 7, 2008 at beginning of market trading that day and at that time no longer will trade on the New York Stock Exchange. The Company will obtain and announce a trading symbol shortly.
The OTC Bulletin Board (OTCBB) is a regulated quotation service that transmits, on an electronic basis, real-time quote, price and volume information on more than 3,300 domestic and foreign securities. The OTCBB includes more than 230 participating Market Makers.
About Feldman Mall Properties, Inc.
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet of which the Company owns approximately 4.1 million square feet. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.
Forward-looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.
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